EXHIBIT 2

SCHEDULE A

Transaction Date	Nature of Transaction	Quantity (NEA 14)(1)	Quantity (NEA 16)(2)	Weighted Average Price Per ADS(3), (4)	Price Range(4)
					Minimum	Maximum
August 15, 2025	Open Market Sale	3,424,255 (20,545,530)	804,701 (4,828,206)	$0.0662	$0.0595	$0.0708
August 18, 2025	Open Market Sale	10,405,523 (62,433,138)	2,445,299 (14,671,794)	$0.0722	$0.0685	$0.0685

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(1)	The quantities reported in this column are in the form of American Depositary Shares (“ADSs”), with the number of Ordinary Shares represented thereby noted in parentheses. The ADSs are held of record by New Enterprise Associates 14, L.P. (“NEA 14”) and each ADS represents six Ordinary Shares.
(2)	The quantities reported in this column are in the form of ADSs, with the number of Ordinary Shares represented thereby noted in parentheses. The ADSs are held of record by New Enterprise Associates 16, L.P. (“NEA 16”) and each ADS represents six Ordinary Shares.
(3)	The Reporting Persons undertake to provide to the Securities and Exchange Commission staff, upon request, full information regarding the number of shares purchased at each price within the ranges set forth in the table above.
(4)	The prices reported in this column are in the form of price per ADS.